Exhibit 10.41

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 2, 2011

among

PHARMERICA CORPORATION,

The Lenders Party Hereto

and

CITIBANK, N.A.

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Sole Syndication Agent,

COMPASS BANK,

BANK OF AMERICA, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

PNC BANK, N.A.

WELLS FARGO BANK, N.A., as

Documentation Agents

CITIGROUP GLOBAL MARKETS, INC.,

as Sole Bookrunner and Sole Lead Arranger

-i-

-ii-

-iii-

-iv-

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 2.05 — Existing Letters of Credit
Schedule 3.12 — Subsidiaries
Schedule 5.13 — Post-Closing Lien Searches
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee and Collateral Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D-1	—	Form of Opinion of Stites & Harbison, PLLC, special counsel for the Borrower
Exhibit D-2		Form of Opinion of Holland & Knight LLP, special counsel for the California Subsidiary Loan Parties
Exhibit E	—	Form of Compliance Certificate

-v-

CREDIT AGREEMENT dated as of May 2, 2011 (this “Agreement”), among PHARMERICA CORPORATION, the LENDERS party hereto and CITIBANK, N.A. (“Citibank”), as Administrative Agent.

The Borrower has requested that (a) the Term Lenders extend credit in the form of Term Loans on the Effective Date in an aggregate principal amount not in excess of $250,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that, not including any Commitment Increase under Section 2.09, the aggregate Revolving Exposures will not exceed $200,000,000 at any time.

The Lenders are willing to extend credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning assigned to such term in Section 2.09(c).

“Adjusted LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, at any time with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control, at such time, with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for deposits for a period equal to one month plus 1.0% . Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as applicable.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day with respect to any ABR Loan or LIBO Rate Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBO Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the date of the first delivery of the Borrower’s consolidated financial statements pursuant to Section 5.01(a) and 5.01(b), the “Applicable Rate” shall be the applicable rate per annum set forth below in Category III:

Leverage Ratio:	Commitment Fee Rate (bps per annum)	LIBO Rate Spread (bps per annum)	ABR Spread (bps per annum)
Category I ≤1.5x	37.5	225	125

Category II >1.5x but ≤ 2.0x	37.5	250	150

Category III >2.0x but ≤ 3.0x	50.0	275	175

Category IV >3.0x	50.0	300	200

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), the Leverage Ratio shall be deemed to be in Category IV during the period from the last day on which such statements are permitted to be delivered in conformity with Section 5.01(a) or (b), as the case may be, until such consolidated financial statements are delivered.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved Electronic Platform” has the meaning specified in Section 9.01.

“Arranger” means Citigroup Global Markets, Inc., in its capacity as arranger of the credit facilities provided for herein.

“Asset Swap” means an exchange of assets by a Borrower or a Loan Party for: (a) assets of, or any Equity Interests of, one or more Permitted Businesses, or one or more business lines, units or divisions of any Permitted Business, if, after giving effect to any such acquisition of Equity Interests, the Permitted Business is or becomes a Subsidiary; and/or (b) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Amount” means, on any date, an amount equal to $50,000,000 plus (a) the sum of (i) (A) 50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive and that have ended after the Effective Date (commencing with the fiscal quarter ending on June 30, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) (treated as one continuous accounting period), less (B) 50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative and that have ended after the Effective Date (commencing with the fiscal quarter ending on June 30, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) (treated as one continuous accounting period), plus (ii) the Net Proceeds from the issuance of common stock of the Borrower after the Effective Date, other than any such issuance to a Subsidiary, to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees, minus (b) the portion of the Available Amount previously utilized pursuant to Section 6.04(p), 6.08(a)(v) or 6.08(b) .

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means PharMerica Corporation, a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender (and “Cash Collateralization” has a corresponding meaning).

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of each such controlled foreign corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Effective Date, (ii) appointed as, or nominated for election as, directors of the Borrower by a majority of directors referred to in clause (i) above or (iii) appointed as, or nominated for election as, directors of the Borrower by a majority of directors referred to in clause (ii) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are in each case deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Citibank” means Citibank, N.A.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” means Citibank, N.A., in its capacity as the collateral agent under the Collateral Agreement and the other Security Documents.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit B.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from the Borrower and each other Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, where the Administrative Agent determines, after advice of counsel, that such Foreign Pledge Agreement is necessary or advisable in connection with the pledge of, or the granting of security interests in, such Equity Interests, a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the combined voting power of the outstanding voting Equity Interests of any CFC and shall not be required to pledge any assets of a CFC) and the Collateral Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) a security interest in all Indebtedness of any Subsidiary that is owing to any Loan Party shall have been granted pursuant to the Collateral Agreement; and any such Indebtedness (other than Indebtedness of any Subsidiary owing to any Loan Party that is less than $1,000,000 in the aggregate for all such Indebtedness of such Subsidiary owing such Loan Party) shall be evidenced by a promissory note, which may be in the form of a “global” note and which shall have been delivered to the Collateral Agent, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property, if any, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (which shall not be required to be in an amount greater than the Fair Market Value of such property at the time of recording of such mortgage) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such abstracts, legal opinions and other documents (including existing surveys) as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder, and the granting by it of any applicable Liens thereunder.

Notwithstanding the foregoing, any Subsidiary Loan Party formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.11. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as, the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)) or obtaining title insurance or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Without limiting the foregoing, the Administrative Agent agrees that no Foreign Pledge Agreements shall be required with respect to the pledge of Equity Interests of any Subsidiary that is not a Material Subsidiary and, absent any Change in Law (as reasonably determined by the Administrative Agent), any Subsidiary organized under the laws of Canada or any Province thereof. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection or the provision of a Guarantee cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated Cash Interest Expense” means, for any period, (a) the sum of (i) the interest expense (excluding imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(i) or (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of, in each case to the extent included in such consolidated interest expense for such period, (i) noncash amounts attributable to amortization or write-off of financing costs paid in a previous period, (ii) noncash amounts attributable to (A) reserves taken in respect of tax positions in accordance with FASB Accounting Standards Codification No. 740 in respect thereof or (B) amortization of debt discounts or accrued interest payable in kind for such period, (iii) up-front fees and expenses incurred in connection with the incurrence or proposed incurrence of any Indebtedness, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document and (v) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder, and (c) plus (in the case of a gain) or minus (in the case of a loss) mark-to-market gains or losses in respect of Hedging Agreements.

“Consolidated EBIT” means Consolidated EBITDA less all amounts attributable to depreciation and amortization for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income and franchise tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any noncash charges for such period (including, without limitation, any impairment charges or asset write-offs, purchase accounting adjustments and noncash charges attributable to stock options and other stock-based compensation), (v) any cash integration, merger and acquisition related costs and other charges (including, without limitation, any duplicative costs relating to consolidation of operations) in an amount not to exceed $15,000,000 in any period of four consecutive fiscal quarters (it being understood that unused amounts of the cap in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against the cap for such fiscal year before giving effect to any carryover)), (vi) any cash extraordinary charges incurred during such period, (vii) any cash or accrued fines, penalties or settlements accrued or paid for such period relating to any Governmental Authority or other regulatory body in connection with any alleged regulatory violations or noncompliance and related costs and expenses, including legal costs, in an aggregate amount not to exceed $10,000,000, (viii) any compensation, benefits, remuneration, fees, expenses and payments of any kind or nature, in an amount not to exceed $12,000,000 accrued or paid for the six month period that precedes the effectiveness of the Short Cycle Dispensing Requirements, relating to training and preparation of any personnel, employees, independent contractors or consultants (including, without limitation, temporary or leased employees or staffing services and contract labor) the hiring or retention of which is deemed necessary or desirable by the Borrower and its Subsidiaries in order to comply with such requirements, and (ix) any cash or noncash charges pertaining to Earn-Out Obligations incurred for such period; provided that any cash payment made with respect to any noncash charges or losses added back in computing Consolidated EBITDA for any earlier period pursuant to this clause (a) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any noncash credits or income relating to downward adjustments to prior estimates of Earn-Out Obligations, and (ii) any extraordinary gains or noncash gains for such period, all determined on a consolidated basis in accordance with GAAP; provided further, that Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that represents (A) any net after-tax gains or losses attributable to any asset dispositions, other than dispositions of inventory or other dispositions in the ordinary course of business, (B) the effect of an accounting change on prior periods, (C) any net after-tax gains or losses from early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments, including any write-off of deferred financing costs, or (D) any net noncash gain or loss resulting from currency translation gains or losses relating to currency re-measurements of Indebtedness, in each case determined in accordance with GAAP.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available).

“Consolidated Funded Indebtedness” means, at any time, the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which is actually funded and outstanding at such time, whether or not such amount is due or payable at such time; provided that, notwithstanding any other provision of this Agreement to the contrary, the term “Consolidated Funded Indebtedness” shall not be deemed to include (A) any Earn-Out Obligation unless and only to the extent that both (i) all conditions to payment have been satisfied and (ii) such Earn-Out Obligation is then due and payable, (B) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, and (C) the portion of Indebtedness of any Subsidiary that is not a wholly owned Subsidiary corresponding to the percentage of equity of such Subsidiary represented by Equity Interests not owned directly or indirectly by the Borrower (it being understood, however, that to the extent such Indebtedness is Guaranteed by the Borrower or any wholly-owned Subsidiary, such Indebtedness shall be included in Consolidated Funded Indebtedness).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (other than, in the case of any Material Acquisition, in connection with calculations required hereunder to be made on a pro forma basis).

“Consolidated Revenues” means, for any period, the total revenues of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.20(f), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an LC Disbursement, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.20(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(f)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.

“Disqualified Stock” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that would not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent the terms of such Equity Interest provide that such Equity Interest shall not be required to be repurchased or redeemed until the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments have occurred or such repurchase or redemption has been consented to by the Required Lenders), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that would not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Term Maturity Date; provided, however, that only the portion of any Equity Interests that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof or is so convertible or exchangeable, in each case, prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if any Equity Interests of the Borrower are issued to any director or employee or to any plan for the benefit of directors or employees of the Borrower or the Subsidiaries, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director’s or employee’s termination, death or disability.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” means obligations of the acquirer or purchaser of any assets, equity or business to pay earn-outs or deliver other contingent consideration on a similar basis in connection therewith; provided that this definition shall not include non-contingent obligations to pay purchase price in agreed installments.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) .

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any pollutants, contaminants or other hazardous or toxic substances or wastes or to the effect of pollutants, contaminants or other hazardous or toxic substances or wastes, or of the environment, on human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) prior to the effectiveness of the applicable provision of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA, on and after the effectiveness of the applicable provision of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income, franchise taxes or similar taxes imposed on it by the United States of America or any political subdivision thereof or therein, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any political subdivision thereof or therein, or any similar tax imposed by any other jurisdiction in which such recipient is organized or such recipient (or any of its offices) is located, (c) taxes imposed by reason of any present or former connection between such recipient and the jurisdiction imposing such taxes, other than solely as a result of entering into or receiving payments under any Loan Document or any transaction contemplated by any Loan Document, (d) in the case of any Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States federal withholding tax (i) to the extent of the portion of such tax that would have been imposed on the payment to such recipient under the laws and treaties in effect at the time such recipient becomes a party to this Agreement (or, in the case of a Lender, designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) and (e) any United Stated federal withholding tax that is imposed pursuant to FATCA.

“Existing Letters of Credit” shall mean those letters of credit issued and outstanding under the existing credit agreement, dated as of July 31, 2007, as amended, supplemented or otherwise modified to the date hereof among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as an issuing bank thereunder, immediately prior to the Effective Date and set forth on Schedule 2.05.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower; provided that any such valuation that is in excess of $25,000,000 shall be determined by an independent third party.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable (including any Treasury regulations or other official administrative guidance promulgated thereunder).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, chief accounting officer, vice president-finance, treasurer or controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, or, in each case, any successor statute thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof and the District of Columbia.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, and registrations and filings with, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, in each case for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(a).

“Incremental Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.09(c).

Incremental Term Loans” has the meaning assigned to such term in Section 2.09(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to cash advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current amounts payable and other current accrued expenses incurred in the ordinary course of business and excluding deferred compensation), (e) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such

Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBIT to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available) thereafter as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IP Agreements” has the meaning assigned to such term in the Collateral Agreement.

“Issuing Bank” means each of Citibank, JPMorgan Chase Bank, N.A. and each other Lender acceptable to the Administrative Agent and the Borrower that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder; provided that no Person shall at any time become an Issuing Bank if after giving effect thereto there would at such time be more than three Issuing Banks. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by

Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Expiration Date” has the meaning assigned to such term in Section 2.05(c).

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority shall not in and of itself constitute a Lender Insolvency Event so long as such ownership interest does not result in or provide such lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Government Authority) to reject, repudiate disavow or disafirm any contracts or agreements made with such Lender.

“Lender Party” means any Lender, the Issuing Bank or the Swingline Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) Consolidated Funded Indebtedness as of such date, less (ii) the aggregate amount (but not in excess of $45,000,000) of unrestricted cash and cash equivalents owned by the Loan Parties on such date free and clear of all Liens (other than Liens created under the Loan Documents, Liens constituting Permitted Encumbrances (other than Permitted Encumbrances of the type referred to in clause (c) or (d) of the term “Permitted Encumbrances”) or other nonconsensual Liens arising as a matter of law), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute page for such screen, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at the time of determination for any Interest Period for any reason, then the “LIBO Rate” with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. “LIBO Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any letter of credit applications referred to in Section 2.05(a) or 2.05(b), any promissory notes delivered pursuant to Section 2.10(e), each Accession Agreement, the Collateral Agreement and the other Security Documents.

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means any acquisition, or series of related acquisitions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common stock of any Person and (b) the consideration paid in which exceeds $5,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common stock of any Person, in each case owned by the Borrower or any Subsidiary and (b) the consideration paid in which exceeds $5,000,000.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; provided that for purposes of this definition the term “Indebtedness” shall not include (x) Loans, (y) Letters of Credit and (z) Earn-Out Obligations unless and only to the extent that both (i) all conditions to payment have been satisfied and (ii) such Earn-Out Obligation is then due and payable. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5.0% or more of the Consolidated Total Assets, or (b) the consolidated revenues of which equal 5.0% or more of the Consolidated Revenues, in each case as of the end of or for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the combined consolidated assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the Consolidated Total Assets or 10.0% of the Consolidated Revenues (in each case, determined as set forth above), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets until such excess shall have been eliminated.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto.

“Medicaid Regulations” means, collectively, (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid, (b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above, in each case as may be amended or supplemented.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1995 et seq.) and any statutes succeeding thereto.

“Medicare Regulations” means, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including Health and Human Services (“HHS”), Centers for Medicare and Medicaid Services, the Office of the Inspector General for HHS or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended or supplemented.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each fee interest in real property and the improvements thereto owned by a Loan Party that has a book or Fair Market Value in excess of $10,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts and commissions) paid by the Borrower and the Subsidiaries to Persons that are not Affiliates of the Borrower or any Subsidiary in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (A) the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) if such sale, transfer or other disposition includes the sale of one or more operating businesses, divisions or operating units, the amount of all liabilities, including accounts payable, directly arising from the operations of such business, division or operating unit that are retained by the Borrower and the Subsidiaries (as determined reasonably and in good faith by the chief financial officer of the Borrower), (iii) the amount of all taxes paid

(or reasonably estimated to be payable) (including, in the case of any such event in respect of any Foreign Subsidiary, taxes payable upon the repatriation of such proceeds to the United States) by the Borrower and the Subsidiaries, and (without duplication for the amount of any liability netted under clause (ii)(B) above) the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) and (iv) in the case of any such proceeds received by a Subsidiary that is not a wholly owned Subsidiary, the portion of such proceeds attributable to the minority interests in such Subsidiary.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Obligations” means the obligations of the Borrower hereunder and of the Borrower and the other Loan Parties under the other Loan Documents, including (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral, and (iii) all other monetary obligations of the Borrower under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, or similar charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Perfection Certificate” means a certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets constituting a separate business unit of), any Person that, upon the consummation thereof, will be a wholly owned Subsidiary that is not a Foreign Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or, in the case of any purchase or other acquisition of property or assets, will be owned by the Borrower or a Subsidiary Loan Party; provided that, with respect to each such purchase or other acquisition, (i) the Collateral and Guarantee Requirement shall be satisfied with respect to each such newly created or acquired Subsidiary (if it is a Subsidiary Loan Party) and (ii) all other actions required to be taken with respect to such newly created or acquired Subsidiary or properties or assets under Sections 5.11 and 5.12 shall have been taken; provided that, (i) such purchase or acquisition was not preceded by, or consummated pursuant to, a hostile offer, (ii) all transactions related thereto are consummated in accordance with applicable laws, (iii) the business of such Person, or such properties or assets, as the case may be, constitute a business permitted by Section 6.03(b) and (iv) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, (A) no Event of Default shall have occurred and be continuing, (B) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.12 and 6.13, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) as if such purchase or acquisition had occurred on the first day of the relevant period for testing compliance, and (C) if the aggregate consideration (determined as set forth above) for such purchase or acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition shall have been satisfied with respect to such purchase or other acquisition, together with (unless otherwise consented to by the Administrative Agent) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iv)(B) above.

“Permitted Business” means any business that the Borrower or any Subsidiary is permitted to engage in pursuant to Section 6.03(b).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of the Borrower and the Subsidiaries or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower and the Subsidiaries;

(g) leases, licenses, software-related escrow agreements, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business of the Borrower and the Subsidiaries;

(h) Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution; and

(i) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or Attributable Debt.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;

(c) investments in deposit accounts, certificates of deposit, banker’s acceptances and time deposits maturing within 270 days after the date of acquisition thereof issued or guaranteed by or placed with, any commercial bank that has a short-term deposit rating issued by higher or by S&P of A-2 or higher or by Moody’s of P-2 or higher;

(d) short-term tax exempt securities rated not lower than MIG-1/+1 by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

(e) repurchase agreements with a term of not more than 30 days relating to securities described in clause (a) above and entered into with a commercial bank satisfying the criteria described in clause (c) above;

(f) Investments in money market or similar funds not less than 95% of the assets of which are comprised of assets of the types described in clauses (a), (b), (c), (d) and (e) above; and

(g) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized that are substantially similar to the assets referred to in clauses (a), (b), (c), (d), (e) and (f) above.

“Permitted Secured Hedge” means any Hedging Agreement in respect of interest rates or foreign currency exchange rates between the Borrower or any Subsidiary with a counterparty that is, at the time such Hedging Agreement is entered into, a Lender or Affiliate of a Lender.

“Permitted Secured Hedge Bank” means any Person that, at the time it enters into a Permitted Secured Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Permitted Secured Hedge.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) any Lender that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or

S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank or the Swingline Lender, as the case may be, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or a Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (d) and (e) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 in the case of any single transaction or series of related transactions; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary resulting in aggregate Net Proceeds exceeding $5,000,000; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than, to the extent prepayment is not otherwise required in connection with the incurrence thereof, Indebtedness permitted by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Period” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or similar event) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date six months after the Term Maturity Date; (c) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary (other than any Subsidiary that is party to the Collateral Agreement as a guarantor and grantor thereunder) that shall not have been an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness or by any Lien having a higher priority relative to the Liens securing the Obligations than the Lien that secured such Original Indebtedness.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.

“Restricting Information” has the meaning specified in Section 9.12(b).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or acquired its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means June 30, 2016.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or any Subsidiary under each Permitted Secured Hedge and (c) the due and punctual payment and performance of all obligations owed from time to time by the Borrower or any Subsidiary to a Lender or any of its Affiliates in respect of cash management services or purchasing card programs provided to the Borrower or any Subsidiary, in each case including obligations in respect of overdrafts, temporary advances, interest and fees.

“Secured Party” means each applicable “Secured Party”, as defined in any applicable Security Document.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages, the IP Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Short Cycle Dispensing Requirements” means the requirements set forth in the Patient Protection and Affordable Care Act, which was signed into law on March 23, 2010, and the Health Care and Education Affordability Reconciliation Act, which was signed into law on March 30, 2010, and all requests, rules, regulations, guidelines and directives promulgated thereunder, with respect to the techniques, time and the manner of dispensing, as the same may be supplemented, modified or amended from time to time, and any related or similar Laws in effect from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each wholly owned Subsidiary, other than (a) any Subsidiary that is a CFC or (b) at the election of the Borrower, any Subsidiary that (i) does not conduct any business operations, (ii) has assets with a total book value not in excess of $100,000 and (iii) does not have any Indebtedness outstanding (excluding any Earn-Out Obligations).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citibank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including all interest, penalties or additions to tax applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $250,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means June 30, 2016.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of New York.

“wholly owned”, when used in reference to a subsidiary of any Person, means any subsidiary of such Person all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons under applicable law, are owned, directly or indirectly, by such Person or another wholly owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including the term “unrestricted cash and cash equivalents”) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to approve such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so approved, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event (i) shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness (without giving effect to any Earn-Out Obligations), all in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (ii) in the case of any acquisition (including pursuant to a merger or consolidation) may reflect pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such acquisition, provided that the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed calculations demonstrating such satisfaction).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender having a Term Commitment shall make a Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment and (b) each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have provided an indemnity satisfactory to the Administrative Agent extending the benefits of Section 2.16 to the Lenders in respect of such Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (except, following any repayment pursuant to Section 2.11(c), where compliance with this requirement is not possible) and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) . Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight LIBO Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, (i) in the case of the Term Borrowing or a Revolving Borrowing to be made on the Effective Date (in the event the Borrower shall have provided a pre-funding indemnity agreement reasonably acceptable to the Administrative Agent), three Business Days prior to the date of the proposed Borrowing or (ii) in the case of any other Revolving Borrowing, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(v) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time after the Effective Date and during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Exposures of all Revolving Lenders exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by hand delivery or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan (it being agreed that such Swingline Loan will be made available within two hours after the applicable notice is given, if given prior to 2:00 p.m., New York City time).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the

Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the aggregate Revolving Exposures of all Revolving Lenders shall not exceed the aggregate Revolving Commitments. On the Effective Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, the parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (the “LC Expiration Date”); provided that, at the request of the Borrower, any Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will automatically be renewed for successive periods of one year or less (but, in no event, beyond the LC Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least a specified number of days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that nothing contained in this paragraph or otherwise in this Agreement shall be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, wilful misconduct or bad faith on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction, which judgment, if appealed, has been affirmed), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing or if the Borrower is required to provide cash collateral pursuant to Section 2.11(b), on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, (i) upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII or (ii) upon the occurrence of the circumstance described in Section 2.11(b) . Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) .

(j) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders or Affiliates of Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender or an Affiliate of a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in a form satisfactory to the Borrower and the Administrative Agent, executed by such Lender or Affiliate of a Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender or Affiliate of a Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender or Affiliate of a Lender in its capacity as an Issuing Bank.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank and the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof. From and after the effective date of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not issue additional Letters of Credit.

(l) Issuing Bank Reports. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the

Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the other Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a LIBO Rate Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financings or asset dispositions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Incremental Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new Term Loan commitments (each, an “Incremental Term Commitment” and together with any Incremental Revolving Commitment, an “Incremental Commitment.”), by an aggregate amount not in excess of $100,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b) Conditions. The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.09(b), the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent financial statements furnished pursuant to subsection (a) and (b) of Section 5.01;

(iv) on a pro forma basis (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn), the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 as of the end of the latest fiscal quarter for which internal financial statements are available;

(v) the Borrower shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 2.09(d); and

(vi) the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Effective Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i) terms and provisions of term loans made pursuant to the Incremental Term Commitments (the “Incremental Term Loans”) shall be, except as otherwise set forth herein or in an Accession Agreement (as defined below), identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event the Incremental Term Loans must comply with clauses (iii), (iv) and (v) below;

(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then existing Term Loans;

(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the then Term Maturity Date;

(v) the Applicable Rate for Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loan is greater than the Applicable Rate for the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is not more than 50 basis points higher than the Applicable Rate for the Term Loans, and the Applicable Rate for Revolving Loans shall be increased by the same number of basis points as the Applicable Rate for the Term Loan is increased; provided, further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Arranger (or its respective affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded; and (z) if the Adjusted LIBO Rate in respect of any such Incremental Term Facility includes an interest rate floor greater than the Adjusted LIBO Rate then applicable to any existing Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under such existing Term Loans shall be required.

The Incremental Commitments shall be effected by an accession agreement (the “Accession Agreement”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. The Accession Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement. This Section 2.09 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.02(b).

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Accession Agreement. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay:

(i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date,

(ii) to the Administrative Agent, on the last Business Day of each month set forth below, for the ratable account of the Lenders, the aggregate principal amount of all Term Loans set forth below (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Principal Payment Date	Amortization Payment
September 2012	$3,125,000
December 2012	$3,125,000
March 2013	$3,125,000
June 2013	$3,125,000
September 2013	$3,125,000
December 2013	$3,125,000
March 2014	$3,125,000
June 2014	$3,125,000
September 2014	$3,125,000
December 2014	$3,125,000
March 2015	$3,125,000
June 2015	$3,125,000
September 2015	$53,125,000
December 2015	$53,125,000
March 2016	$53,125,000
June 2016	$53,125,000

; provided that the final principal repayment installment of the Term Loans shall be repaid on the Term Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date,

(iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the aggregate Revolving Exposures of all Revolving Lenders exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within 10 Business Days after such Net Proceeds are received), prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall prior to the date of the required prepayment deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days (or, if the Borrower or any Subsidiary has, prior to the expiration of such 365-day period, entered into a binding commitment to so reinvest such Net Proceeds, within 180 days after the date of such commitment) after receipt of such Net Proceeds, to acquire assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Event of Default has occurred and is continuing then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or, if applicable, such 180-day period), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financings or asset dispositions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the prepayment date specified in such notice) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue, for each day at the Applicable Rate for such day, on the average daily unused amount of the Revolving Commitment of such Lender for each day during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue for each day at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans for such day, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the aggregate LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) for each day during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent and the Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and the Arranger.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of its LIBO Rate Loans or its participation in or issuance or maintenance of Letters of Credit, other than, in each case, any increase in cost attributable to Indemnified Taxes, Other Taxes and Excluded Taxes (as to which Section 2.17 shall solely govern), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the LIBO Rate market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the applicable withholding agent shall make such deductions and (iii) the Borrower or the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

If the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank is entitled to an exemption from or reduction of Indemnified Taxes or Other Taxes with respect to payments under this Agreement or any other Loan Document, it shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, each Foreign Lender, before it signs and delivers this Agreement, in the case of each Foreign Lender party hereto on the Effective Date, or before it becomes a Lender, in the case of each other Foreign Lender, and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower (with a copy to the Administrative Agent) with, as appropriate (i) Internal Revenue Service Form W-8BEN in duplicate, or any successor form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party and which exempts such Foreign Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Foreign Lender, (ii) Internal Revenue Service Form W-8BEN in duplicate, or any successor form prescribed by the Internal Revenue Service and a statement signed under penalty of perjury that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the Code, (B) a 10% shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, (iii) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), or (iv) Internal Revenue Service Form W-8ECI in duplicate, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of such Foreign Lender’s trade or business in the

United States and exempt from United States withholding tax. Notwithstanding anything to the contrary in this Section 2.17(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(e) If the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank in the event the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

(g) For purposes of this Section 2.17, the term “Lender” shall include the Issuing Banks and the Swingline Lender.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by the Administrative Agent for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid (it being understood that the Borrower shall not be deemed to be in breach of any of its obligations hereunder solely as a result of such application by the Administrative Agent of any amounts received by it from or on behalf of the Borrower for the account of such Lender).

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, a Potential Defaulting Lender or otherwise defaults in its obligation to fund Loans hereunder, or if any Lender has failed to consent to a proposed amendment, waiver, modification, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver, consent or approval by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

(a) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.20(b), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to 105% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (1) above or otherwise, the Borrower will, not later than one Business Day after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.20(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, a Borrowing Request for a Revolving Loan pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding LC Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.12(a) and Section 2.12(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such LC Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swingline Lender, as applicable (and the pro rata payment provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section).

(e) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than one Business Day’s prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

(f) Cure. If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Exposure, LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(g) So long as any Lender is a Defaulting Lender, such Lender will not be a Permitted Secured Hedge Bank with respect to any Permitted Secured Hedge entered into while such Lender was a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority and all Governmental Approvals (including without limitation those required by Medicaid Regulations and Medicare Regulations) to carry on its business as now conducted and as proposed to be conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such Loan Party (as the case may be) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document. (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents, in each case (other than, in the case of clause (b), with respect to any violations of charter, bylaws or other organizational documents referred to therein) except where the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and related statements of operations, stockholder’s equity and cash flows of the Borrower and its subsidiaries as of and for the three fiscal years ended December 31, 2010, reported on by KPMG, LLP and PricewaterhouseCoopers LLP, independent public accountants, as included in the Borrower’s Form 10-K. Such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Except as disclosed in the financial statements referred to above or the notes thereto, none of the Borrower or the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(c) There has been no material adverse change in the business, operations, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2010.

SECTION 3.05. Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for Liens permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, none of the Borrower and the Subsidiaries owns any real property.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice or otherwise has knowledge of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation, Medicaid Regulations, Medicare Regulations, ERISA and environmental matters) and, as of the Effective Date, all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is or is required to register as an “investment company” under the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them, all such Tax returns are true, correct and complete in all material respects, and the Borrower and the Subsidiaries have paid all Taxes shown to be due and payable on such returns, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or pending audit, assessment, deficiency or other claim relating to Taxes against any Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each Loan Party has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable. None of the Loan Parties has “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011 -4, except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder as such provisions apply to any Plan or any employee benefit plan of the Borrower or its Subsidiaries except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. The Information Memorandum and the other reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, (a) each Subsidiary of the Borrower as of the Effective Date, identifying each Subsidiary that is a Subsidiary Loan Party as such.

SECTION 3.13. Insurance. As of the Effective Date, all material premiums in respect of insurance maintained by the Borrower and the Subsidiaries have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board.

SECTION 3.15. Solvency. Immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Collateral Matters.

(a) When executed and delivered, the Collateral Agreement will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid security interest in the Collateral (as defined therein) in which a security interest may be created under Article 9 of the Uniform Commercial Code and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent thereunder together with instruments of transfer duly endorsed in blank, the security interest of the Collateral Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (subject only to Liens permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the jurisdiction of organization of the applicable Loan Party specified in the Perfection Certificate, the security interest of the Collateral Agent therein will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements therein, prior and superior to the rights of any other Person (subject only to Liens permitted under Section 6.02).

(b) Each Mortgage, upon execution and delivery by the parties thereto and the recording and filing thereof in the applicable jurisdiction specified therein, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, prior and superior in right to any other Person (but subject to Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties and subject to Liens permitted under Section 6.02).

(c) Upon the recordation of the applicable IP Agreement with the United States Patent and Trademark Office and the United States Copyright Office, the security interest of the Collateral Agent created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) that constitutes Collateral (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the Effective Date).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Stites & Harbison, PLLC, special counsel for the Borrower, substantially in the form of Exhibit D-1, and (ii) Holland & Knight LLP, special counsel to the Subsidiary Loan Parties organized in California, substantially in the form of Exhibit D-2.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to the Loan Parties or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (h) of this Section and paragraphs (a) and (b) of Section 4.02.

(e) The Collateral and Guarantee Requirement shall be satisfied and the Administrative Agent shall have received a completed Perfection Certificate of the Borrower, dated the Effective Date and signed by a Financial Officer of the Borrower, together with all schedules contemplated thereby, and, subject to Section 5.13, the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially simultaneously with the initial funding of Loans on the Effective Date will be, released.

(f) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.07.

(g) The Administrative Agent shall have received a customary certificate of the Borrower, dated the Effective Date and signed by the chief financial officer of the Borrower, certifying as to the solvency (within the meaning of Section 3.15) on the Effective Date of the Borrower.

(h) All Indebtedness and Guarantees of the Borrower and the Subsidiaries outstanding on the Effective Date (other than Earn-Out Obligations and the Indebtedness referred to in clauses (B) and (C) below) shall have been, or substantially simultaneously with the initial funding of the Loans on the Effective Date shall be, repaid or repurchased in full, all commitments relating thereto shall have been, or substantially simultaneously with the initial funding of the Loans on the Effective Date shall be, terminated, all letters of credit issued thereunder shall have been terminated, backstopped through the issuance of Letters of Credit hereunder or shall have become Letters of Credit hereunder, and all Liens or security interests related thereto shall have been, or substantially simultaneously with the initial funding of the Loans on the Effective Date shall be, terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent, and the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans, (B) the Indebtedness set forth on Schedule 6.01 and (C) other Indebtedness in an aggregate principal amount for all such Indebtedness not to exceed $1,000,000.

(i) All governmental, shareholder and third-party approvals and consents required in connection with this Agreement and the Loan Documents and the Guarantees and security interests in respect thereof that are material to the interests of the Lenders, shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

(j) There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that (i) has had or could reasonably be expected to have a material adverse effect on the Borrower and the Subsidiaries, taken as a whole, or any of the transactions contemplated hereby, or (ii) relates to the financing transactions contemplated hereby which could reasonably be expected to adversely affect the interests of the Lenders.

(k) All costs, fees, reasonable, documented, out-of-pocket expenses (including, without limitation, reasonable, documented, out-of-pocket fees and expenses of external counsel to the Arranger and the Administrative Agent) and other compensation payable to Citibank, the Arranger or the Lenders shall have been paid, in each case to the extent invoiced at least one Business Day prior to the Effective Date.

(l) After giving effect to any Borrowings under this Agreement on the Effective Date, the aggregate amount of Revolving Loans outstanding shall not be greater than $58,000,000.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation or warranty that expressly relates to a prior date or dates, in which case such representation or warranty shall be true and correct on and as of such prior date or dates.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the

Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank or Swingline Lender.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, if later, by the date the Annual Report on Form 10-K of the Borrower for such fiscal year would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case, in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if later, by the date the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for filing of such form), its consolidated balance sheet and related consolidated statement of operations as of the end of and for such fiscal quarter and related consolidated statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that, with respect to any such consolidated financial statements, the filing with the SEC of a Section 302 certification and a Section 906 certification by a Financial Officer of the Borrower in conjunction with any Quarterly Report on Form 10-Q of the Borrower that contains such consolidated financial statements shall be deemed to satisfy the requirement under this clause (b) to provide the specified certification by a Financial Officer of the Borrower);

(c) within five Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower, which shall be in the form of Exhibit E, (i) certifying as to whether any Default has occurred and is continuing, and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred and (iv) certifying that all notices required to be provided under Sections 5.03 and 5.11 have been provided;

(d) (i) within five Business Days after any delivery of financial statements under clause (a) or (b) above, the supplements to the schedule referred to in Section 4.04(a) of the Collateral Agreement and (ii) within five Business Days after any delivery of financial statements under clause (a) above, the supplements to the schedule referred to in Section 4.04(b) of the Collateral Agreement;

(e) as soon as available and in any event no later than March 31 of each fiscal year, the Borrower’s budget for such fiscal year, setting forth the assumptions used in preparing such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange (other than registration statements on Form S-8 or, to the extent publicly available, any exhibits to any such report, proxy statement or other materials), or distributed by the Borrower to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that no patient-specific information shall be required to be delivered in violation of any law, rule or regulation of any Governmental Authority, and no information shall be required to be delivered if in the reasonable judgment of the applicable Loan Party’s counsel such delivery would result in the waiver of any attorney-client or other similar privilege with respect thereto.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or the Borrower at http://www.pharmerica.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s Federal Taxpayer Identification Number or identification number, if any, issued to it by the jurisdiction under the laws of which it is organized, (c) in the jurisdiction of any Loan Party’s organization or (d) in the type of organization of any Loan Party or its corporate structure. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as and to the extent required by the Security Documents.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, 6.04 or 6.05) and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in its business.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required under GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property used in its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention, as reasonably determined by the Borrower) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will use commercially reasonable efforts to provide at least 60 days’ prior written notice to the Collateral Agent of cancellation of any such policy. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Each such policy (other than policies with respect to which the following actions customarily are not required, as reasonably determined by the Administrative Agent, including crime, fiduciary, director & officer or workers’ compensation insurance policies) of insurance shall (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, and (b) in the case of each casualty insurance policy of any Loan Party, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder.

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP, in all material respects, shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than patient-related information the disclosure of which to such Person is prohibited by any law, rule or regulation of any Governmental Authority), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that unless an Event of Default shall have occurred and be continuing, only the Administrative Agent, and representatives or agents of the Administrative Agent designated by the Administrative Agent, may conduct such visits and such visits shall be limited to no more than a single visit in each calendar year; and (ii) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Medicare Regulations, Medicaid Regulations, Environmental Laws and ERISA and the rules and regulations thereunder), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used only (a) to refinance in full the amount outstanding under the Credit Agreement dated as of July 31, 2007 among PharMerica Corporation and JP Morgan Chase Bank, N.A., as administrative agent, (b) to the extent of any excess thereof after application pursuant to clause (a) above, to pay fees and expenses incurred in connection with this financing and (c) to the extent of any excess thereof after application pursuant to the foregoing clauses (a) and (b), for general corporate purposes of the Borrower and the Subsidiaries. The proceeds of the Revolving Loans and Swingline Loans will be used only for working capital and other general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board. Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries.

SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, as promptly as practicable, and in any event within 90 days (or such longer period as the Administrative Agent may agree to in writing) after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. The foregoing shall not affect, in connection with any Permitted Acquisition, the obligations of the Borrower set forth in the definition of the term “Permitted Acquisition”.

SECTION 5.12. Further Assurances.

(a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the

Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the reasonable expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any fee interests in real property or improvements thereto having a Fair Market Value in excess of $10,000,000 but excluding any other interests in real property or any other assets of a type not theretofore included in the Collateral) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon the acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.13. Post-Closing Lien Searches. The Loan Parties shall have delivered to the Administrative Agent within 7 days after the Effective Date or such later date as agreed to by the Administrative Agent, certified copies of the lien searches with respect to the entities set forth on Schedule 5.13, none of which encumber the Collateral covered or intended to be covered by the Security Documents, other than Permitted Encumbrances and any other Liens for which the Administrative Agent shall have received satisfactory evidence that UCC termination statements and all other filings or recordings have been made in the appropriate offices as may be required under applicable law to terminate of record such Liens.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party is subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness that are reasonably satisfactory to the Borrower and the Administrative Agent and (B) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(iv) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Refinancing Indebtedness in respect of any such Indebtedness; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) at any time outstanding shall not, when taken together with the Attributable Debt in respect of all sale and leaseback transactions then outstanding under Section 6.06, exceed $50,000,000;

(vi) Indebtedness of any Person that becomes a Subsidiary after the date hereof in connection with any Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $20,000,000 at any time outstanding;

(vii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(viii) other unsecured Indebtedness of Loan Parties if, at the time of and immediately after giving effect to such Indebtedness (A) no Default shall have occurred and be continuing, (B) the Borrower shall be in compliance with a Leverage Ratio that is 0.25 less than the Leverage Ratio for the relevant period set forth in Section 6.12 (the “Unsecured Debt Incurrence Ratio”) or, if the Borrower is not in compliance with the Unsecured Debt Incurrence Ratio, the Net Proceeds of such unsecured Indebtedness acquired pursuant to this clause (viii) shall be applied on the date of the incurrence thereof to prepay Term Loans in accordance with Section 2.11(c), but only the amount of such Net Proceeds that is necessary to cause the Borrower to be in compliance with the Unsecured Debt Incurrence Ratio, and (C) the maturity of such Indebtedness shall not be earlier, and the weighted average life to maturity of such Indebtedness shall not be shorter, than that of the Term Loans;

(ix) other secured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and

(x) (A) Earn-Out Obligations, or Guarantees thereof, by any Loan Party, (B) any deferred compensation arrangements, and (C) any non-compete or consulting obligations, in each case, incurred in connection with Permitted Acquisitions or other acquisitions or investments consummated in accordance with this Agreement.

(b) The Borrower will not permit any Subsidiary that is not a Loan Party to issue any preferred stock or other preferred Equity Interests unless a Loan Party has, or will concurrently be issued, preferred stock or other preferred Equity Interests that are pari passu with the preferred stock or preferred Equity Interests to be issued by such Subsidiary with ownership interests in such Subsidiary in direct proportion to such Loan Party’s ownership of capital stock.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of the accrued interest thereon and fees, expenses and premiums paid in connection with such extension, renewal or replacement;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of the accrued interest thereon and fees, expenses and premiums paid in connection with such extension, renewal or replacement;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens on assets or property of any Subsidiary securing Indebtedness or other obligations of such Subsidiary owing to a Loan Party and Liens on assets and property of any Foreign Subsidiary securing Indebtedness or other obligations owing to a Foreign Subsidiary; and

(g) other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $10,000,000 at any time outstanding.

Furthermore, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any purchase option, call or similar right of a third party with respect to any Equity Interests of any Subsidiary, other than (i) in connection with the sale, transfer or other disposition of the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries in a transaction permitted under Section 6.05, customary rights contained in agreements relating to such sale, transfer or other disposition applicable pending completion thereof and (ii) in the case of any Subsidiary that is not a wholly owned Subsidiary, any put and call, buy-sell or similar arrangements and minority interest distribution and dividend rights set forth in its organizational documents or any related joint venture, shareholder, operating or similar agreement.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (iv) any such merger, consolidation, liquidation or dissolution involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall be permitted if it is also permitted under Section 6.04 or 6.05.

(b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, which shall include, without limitation, other fields of enterprise within the long term care business and the pharmacy and other healthcare distribution business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities

(including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments existing on the date hereof and set forth on Schedule 6.04;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in any entity that, after giving effect to such investment, would constitute a Foreign Subsidiary or non-wholly owned Subsidiary; provided that (i) such Equity Interests shall be pledged pursuant to the Collateral Agreement (subject to (A) with respect to any existing non-wholly owned Subsidiary, limitations on the ability to pledge Equity Interests as set forth in the charter, bylaws or other the organizational documents of such non-wholly owned Subsidiary and (B) the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to in paragraph (b) of the definition of Collateral and Guarantee Requirement), (ii) such investment shall be in the form of cash and/or Indebtedness permitted under this Agreement, (iii) the Leverage Ratio determined on a pro forma basis immediately after taking into account any such investments shall be no more than 0.75 greater than the Leverage Ratio immediately prior to such investments and (iv) the aggregate amount of such investments in any Persons who, at the time of the calculation and after giving effect to such investments, are not wholly owned Subsidiaries, shall not exceed $250,000,000;

(d) loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Subsidiary to the Borrower shall, to the extent required under the Collateral and Guarantee Requirement, be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and Guarantees by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary; provided that (i) any such Guarantee constituting Indebtedness is permitted by Section 6.01 and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Hedging Agreements permitted under Section 6.07;

(h) Permitted Acquisitions;

(i) investments consisting of extensions of credit in the nature of accounts receivable arising in the ordinary course of business of the Borrower and the Subsidiaries;

(j) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business of the Borrower and the Subsidiaries;

(k) advances to officers, directors and employees of the Borrower and the Subsidiaries in the ordinary course of business of the Borrower and the Subsidiaries; provided that the aggregate amount of such advances outstanding at any time shall not exceed $5,000,000;

(l) promissory notes or other obligations of officers or other employees of the Borrower or any Subsidiary acquired in the ordinary course of business in connection with such officers’ or employees’ acquisition of Equity Interests of the Borrower (to the extent such acquisition is permitted under this Agreement), so long as no cash, cash equivalents or other assets are advanced by the Borrower or any Subsidiary in connection with such Investment;

(m) investments made as a result of the receipt of noncash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(n) [Reserved];

(o) other investments not exceeding $15,000,000 in the aggregate in any fiscal year (it being understood that unused amounts of the cap in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against the cap for such fiscal year before giving effect to any carryover)); and

(p) other investments, provided that, at the time each such investment is made, the aggregate amount of investments made in reliance upon this clause (p) shall not exceed the Available Amount at such time; provided, that any amounts in this Section 6.04 corresponding to non-cash investments shall be made at Fair Market Value.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04 or to the existing holders of its Equity Interests in proportion to their existing holdings), except:

(a) sales of inventory and Permitted Investments in the ordinary course of business, and sales of used or surplus equipment in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed, at the time of such transaction, the greater of $75,000,000 or 10.0% of Consolidated Total Assets as of the end of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b);

(d) leases, licenses, subleases and sublicenses of assets in the ordinary course of business of the Borrower and the Subsidiaries;

(e) sales, transfers and other dispositions of assets as part of the consideration for investments permitted under Section 6.04(o) and 6.04(p); and

(f) Asset Swaps; provided that the aggregate Fair Market Value of all assets exchanged in reliance upon this clause (f) shall not exceed, at the time of such Asset Swap, 5.0% of Consolidated Total Assets as of the end of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b);

provided that all sales, transfers, leases and other dispositions permitted by clause (c) above shall be made at Fair Market Value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the Fair Market Value of such fixed or capital asset; provided that the aggregate amount of the Attributable Debt in respect of such sale and leaseback transactions under this Section 6.06 at any time outstanding shall not, taken together with all then outstanding Indebtedness incurred under Section 6.01(a)(v), exceed $50,000,000.

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has bona fide exposure and not for speculative purposes.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) otherwise permitted hereunder, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans and other benefit plans for directors, officers, employees, advisors or service providers, (iv) the Borrower may make repurchases of its Equity Interests (A) in connection with the exercise or settlement of stock options and other incentive awards, if such Equity Interests represent all or a portion of the exercise price thereof or (B) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees under an equity compensation program of the Borrower and the Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance, and (v) so long as no Default shall have occurred and be continuing (or shall result from the payment thereof), the Borrower may make additional Restricted Payments, provided that, at the time of the making thereof, the aggregate amount of Restricted Payments made in reliance upon this clause (v) shall not exceed the Available Amount at such time; provided further that, (1) in the case of clauses (iv) and (v) above, no such Restricted Payment shall be made unless immediately after giving effect thereto the sum of (I) the aggregate amount of available and unused Revolving Commitments and (II) the aggregate amount of unrestricted cash and cash equivalents owned by the Loan Parties on such date free and clear of all Liens (other than Liens created under the Loan Documents, Liens constituting Permitted Encumbrances (other than Permitted Encumbrances of the type referred to in clause (c) or (d) of the term “Permitted Encumbrances”) or other nonconsensual Liens arising as a matter of law) shall exceed $50,000,000 and (2) in the case of dividends declared by the Borrower in reliance on clause (iv) above, and notwithstanding clause (1) above or the continuance of a Default, the Borrower may pay any such dividends within 30 days after the date of declaration thereof if such payment would have been permitted on the date of the declaration thereof.

(b) The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 6.01, (c) with the proceeds of Refinancing Indebtedness permitted to be incurred in compliance with Section 6.01 and (d) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower and its Subsidiaries shall be in compliance on a pro forma basis with the covenants set forth in Sections 6.12 and 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such payment had been made as of the first day of the fiscal period covered thereby, the Borrower and its Subsidiaries may make any such payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (d), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, and (d) compensation and indemnification of, and other employment arrangements with, officers and directors.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the asset or Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.11. Fiscal Year. The Borrower will not change its fiscal year to end on any date other than December 31 or March 31; provided that in the event the Borrower changes its fiscal year in accordance with this Section 6.11 (i) the Borrower shall provide written notice to the Administrative Agent in advance of any such change and (ii) the Borrower and the Administrative Agent shall enter into any amendments to this Agreement (which shall not require the consent of any other Lender) in order to give effect to such change, including such changes as may be reasonably requested by the Borrower or the Administrative Agent in order to ensure that such change of fiscal year is not adverse to the Loan Parties or the Lenders in any material respect.

SECTION 6.12. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed the ratio set forth below opposite the period that includes such day:

Period	Ratio
From the end of the first full fiscal quarter ending after the Effective Date through December 31, 2012	4.00 to 1.00
From January 1, 2013 through December 31, 2013	3.75 to 1.00
From January 1, 2014and thereafter	3.50 to 1.00

SECTION 6.13. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

SECTION 6.14. Capital Expenditures. The Borrower and the Subsidiaries will not make Capital Expenditures (other than those funded with proceeds of asset sales or insurance) in any fiscal year in an aggregate amount exceeding 3% of the Consolidated Revenues of the Borrower for the then most recently ended fiscal year of the Borrower (such amount for any fiscal year being referred to as the “CapEx Amount” for such fiscal year); provided that (a) the portion of the CapEx Amount for any fiscal year (but not in excess of 50% of the CapEx Amount for such fiscal year) that has not been expended to make Capital Expenditures during such fiscal year may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made during any fiscal year shall be deemed to use, first, any portion of the CapEx Amount for the preceding fiscal year that has been carried over to such fiscal year pursuant to clause (a) above and, second, the CapEx Amount for such fiscal year.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or in connection with any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or in connection with any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower) or 5.10 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a),

(b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period specified in the instrument evidencing or governing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (excluding any amount covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events, has resulted in, or could reasonably be expected to result in, a liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(m) any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be, or any Lien (other than Liens on items of Collateral that, individually and in the aggregate, are not material to the interests of the Loan Parties or the Lenders) purported to be created under any Security Document shall cease to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s acts or omissions (other than those resulting from a breach by the Borrower or any Subsidiary of their obligations under the Loan Documents);

(n) any Guarantee purported to be created under any Loan Document, or any Loan Document, shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted by this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

(a) Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) The bank serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or Collateral Agent hereunder.

(c) The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that, under the terms of the Loan Documents, such Agent is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances, as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. The Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

(e) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

(f) (i) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(ii) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Bank shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Bank each outstanding Swing Line Loan of such retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(g) Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Administrative Agent, the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Administrative Agent shall have the right, with, unless an Event of Default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), and otherwise in consultation with the Borrower, to appoint a successor. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

(h) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

(i) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.02) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(j) Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(k) None of the syndication agents, the senior managing agents, the managing agents or the lead arranger and bookrunner named on the cover page of this Agreement shall have any duties or responsibilities hereunder in its capacity as such.

(l) In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender Party under any Loan Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

To the extent required by any applicable law, the Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For purposes of this Section, the term “Lender” shall include the Issuing Banks and the Swingline Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower, to it at 1901 Campus Place, Louisville, KY 40299, Attention of Michael J. Culotta (Fax No. (502) 627-7329), with a copy to Teri A. Hartlage, 1901 Campus Place, Louisville, KY 40299 (Fax No. (502) 627-7329);

(ii) if to the Administrative Agent, to Citibank, N.A., 2 Penns Way, Suite 100, New Castle, DE 19720, Attention of Loan Administration (Fax No. (212-994-1410); email oploanswebadmin@citigroup.com);

(iii) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower, with a copy to the Administrative Agent as provided under clause (ii) above;

(iv) if to the Swingline Lender, to Citibank, N.A., 2 Penns Way, Suite 100, New Castle, DE 19720, (Fax No. (212-994-1410); email oploanswebadmin@citigroup.com) with a copy to the Administrative Agent as provided under clause (ii) above; and

(v) if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Obligor in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(d) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(g) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the

Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or, with respect to any Security Document, the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the Guarantors from their Guarantees under the Loan Documents or limit the liability of all or substantially all the Guarantors in respect of such Guarantees, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently from those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (iii) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Exposures shall not exceed the total Revolving Commitments. Notwithstanding any other provision of any Loan Document, the Administrative

Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent and the Arranger, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any external counsel for the Administrative Agent, the Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred (A) in connection with any inspection pursuant to Section 5.08 or (B) during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee or from the breach by such Indemnitee of its obligations under the Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), (i) each Lender severally agrees to pay to the Administrative Agent and (ii) each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s, or such Revolving Lender’s, pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, (A) a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time and (B) a Revolving Lender’s “pro rata share” shall be determined based upon its Applicable Percentage.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet), except for damages due to wilful misconduct, bad faith or gross negligence of such Indemnitee (it being understood that this clause (i) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (i) if an Event of Default has occurred and is continuing, to any assignee, (ii) to a Lender having a Revolving Commitment or (iii) of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) to a Lender having a Revolving Commitment or (ii) of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of any assignment by a Lender to its Affiliate or Approved Fund for which no consent of the Borrower is required (other than as a result of the occurrence and continuance of an Event of Default), the assignee shall not be entitled to claim compensation under Section 2.15 or 2.17 to the extent the applicable assignor would not have been entitled to claim such compensation as of such effective date, unless such assignment was made with the prior written consent of the Borrower.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) . Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each

Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections, including the documentation requirements in Section 2.15(d) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No such assignment will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered pursuant to or in connection with this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any United States Federal or State of New York court sitting in the city and county of New York, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 9.17, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its

Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.12(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.12(a) shall modify or limit a Lender Party’s obligations under Section 9.12(a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

The provisions of the foregoing clauses of this Section 9.12(b) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents and all security interests in Collateral owned by such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) shall have consented to such transaction and the terms of such consent did not provide otherwise. Upon any sale or other transfer by any Loan Party (other than to a Loan Party) of any

Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted under any Loan Document in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 9.16. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17. Enforcement Actions. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, (a) no Lender shall have any right individually to take any of the actions referred to in Article VII (it being understood that the foregoing shall not affect the right of the Required Lenders to request the Administrative Agent to do so as provided in such Article) and (b) no Secured Party shall have any right individually to realize upon, or otherwise exercise any right or remedy (whether under the Loan Documents or applicable law) in respect of, any of the Collateral provided under the Security Documents, or to enforce any Guarantees provided under the Security Documents, it being understood that all such rights and remedies shall be exercised solely by the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties; provided, however, that the foregoing shall not affect the right of any Lender under Section 9.08 or any other right of set-off, whether created under the Loan Documents or otherwise, that such Lender might have. Each counterparty to a Permitted Secured Hedge, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees provided under the Security Documents, to have agreed to the foregoing provisions. No Permitted Secured Hedge will create (or be deemed to create) in favor of any such counterparty any rights in connection with the management or release of any Collateral (including the exercise of any remedy in respect of any Collateral) or of the obligations of any Loan Party under the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHARMERICA CORPORATION

by:	/s/ Michael J. Culotta
	Name:	Michael J. Culotta
	Title:	Executive Vice President and Chief Financial Officer

CITIBANK, N.A., individually and as Administrative Agent

by:
Name:
Title:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHARMERICA CORPORATION,

by:
	Name:	Michael J. Culotta
	Title:	Executive Vice President and Chief Financial Officer

CITIBANK, N.A., individually and as Administrative Agent

by:	/s/ Justin Tichauer
	Name:	Justin Tichauer
	Title:	Vice President

[Signature Page to the Credit Agreement]

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

JP Morgan Chase Bank, NA

by:	/s/ W.J. Brenner
	Name:	W.J. Brenner
	Title:	S.V.P.

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

Compass Bank,

by:	/s/ Jason Consoli
	Name:	Jason Consoli
	Title:	Senior Vice President

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

BANK OF AMERICA, N.A.,

by:	/s/ Robert LaPorte
	Name:	Robert LaPorte
	Title:	Vice President

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

Credit Suisse AG, Cayman Islands Branch,

by:	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

For any Lender requiring a second signature line:

Credit Suisse AG, Cayman Islands Branch

by:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

PNC Bank, National Association,

by:	/s/ Patricia S. Robertson
	Name:	Patricia S. Robertson
	Title:	Senior Vice President

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

Wells Fargo Bank, N.A.

by:	/s/ Christopher Lea
	Name:	Christopher Lea
	Title:	Vice President

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

MORGAN STANLEY BANK, N A,

by:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

Fifth Third Bank

by:	/s/ Barbara S. Tully
Barbara S. Tully
Vice President

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

U.S. Bank, N.A.

,

by:	/s/ Christopher T. Kordes
	Name:	Christopher T. Kordes
	Title:	Senior Vice President

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution: Deutsche Bank Trust Company Americas

/s/ Scottye Lindsey		,

by:
	Name:	Scottye Lindsey
	Title:	Director

For any Lender requiring a second signature line:

/s/ Erin Morrissey		,

by:
	Name:	Erin Morrissey
	Title:	Director

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

RBS Citizeas, N.A.,

by:	/s/ Elizabeth C. Everett
	Name:	Elizabeth C. Everett
	Title:	SVP

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

First Tennessee Bank National Association,

by:	/s/ Jamie M. Swisher
	Name:	Jamie M. Swisher
	Title:	Vice President

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

Name of Institution:

Chang Hwa Commercial Bank, Ltd., New York Branch

by:	/s/ Eric Y.S. Tsai
	Name:	Eric Y.S. Tsai
	Title:	VP & General Manager

For any Lender requiring a second signature line:

,

by:
Name:
Title:

Lender Signature Page to

the PharMerica Corporation

Credit Agreement

ISRAEL DISCOUNT BANK OF NEW YORK,

by:	/s/ Richard Tripaldi
	Name:	Richard Tripaldi
	Title:	First Vice President

by:	/s/ Michael Paul
	Name:	Michael Paul
	Title:	Senior Vice President

Schedule 2.01

Commitments

Lender	Term Commitment	Revolving Commitment
Citibank, N.A.	$27,777,777.78	$22,222,222.22
JPMorgan Chase Bank, N.A.	$27,777,777.78	$22,222,222.22
Compass Bank	$22,222,222.22	$17,777,777.78
Bank of America, N.A.	$22,222,222.22	$17,777,777.78
Credit Suisse AG, Cayman Islands Branch	$22,222,222.22	$17,777,777.78
PNC Bank, National Association	$22,222,222.22	$17,777,777.78
Wells Fargo Bank, N.A.	$22,222,222.22	$17,777,777.78
Morgan Stanley Bank, N.A.	$13,888,888.89	$11,111,111.11
Fifth Third Bank	$13,888,888.89	$11,111,111.11
US Bank, N.A.	$13,888,888.89	$11,111,111.11
Deutsche Bank Trust Company Americas	$11,111,111.11	$8,888,888.89
RBS Citizens, N.A.	$11,111,111.11	$8,888,888.89
First Tennessee Bank National Association	$8,333,333.33	$6,666,666.67
Chang Hwa Commercial Bank, Ltd., New York Branch	$5,555,555.56	$4,444,444.44
Israel Discount Bank of New York	$5,555,555.56	$4,444,444.44

Total:	$250,000,000.00	$200,000,000.00

Schedule 2.05

Existing Letters of Credit

•	Letter of Credit issued by JPMorgan Chase Bank, N.A. for the benefit of Omnisys, LLC in the amount of $1,500,000.00 expiring December 10, 2011. L/C #TFTS-864383

•	Letter of Credit issued by JPMorgan Chase Bank, N.A. for the benefit of The Travelers Indemnity Company in the amount of $2,000,000.00 expiring May 1, 2012. L/C #TPTS-379121

SCHEDULE 3.12

Subsidiaries

Name	Subsidiary Loan Party?
Advanced Infusion Systems LLC	Yes
Ark Pharmacy Services, LLC	Yes
Capstone Pharmacy of Delaware, LLC	Yes
ChemRx Pharmacy Services, LLC	Yes
Clinicare Concepts Inc.	Yes
Computran Systems Inc.	Yes
ContinuumCare Pharmacy LLC	Yes
Family Center Pharmacy, LLC	Yes
Goot Nursing Home Pharmacy Inc	Yes
Insta-Care Pharmacy Services Corporation	Yes
Integrity Medical Supplies, LLC	Yes
Integrity Pharmacy Services, LLC	Yes
Lone Star Pharmacy, LTD	Yes
LS Acquisition Company I, LLC	Yes
LS Acquisition Company II, LLC	Yes
Pharmacy Corporation of America	Yes
Pharmastat Transport, LTD	Yes
PharMerica Chicago, LLC	Yes
PharMerica Corporation	Yes
PharMerica Drug Systems, LLC	Yes
PharMerica East, LLC	Yes
PharMerica Holdings, Inc.	Yes
PharMerica Hospital Pharmacy Services, LLC	Yes
PharMerica Institutional Pharmacy Services, LLC	Yes
PharMerica Long-Term Care LLC	Yes
PharMerica Midwest, LLC	Yes
PharMerica Mountain, LLC	Yes
PharMerica Pennsylvania, LLC	Yes
PharMerica Prison Services Corporation	No
PharMerica Technology Solutions LLC	Yes
PharMerica Wisconsin, LLC	Yes
PMC Healthcare Pharmacies, LLC	Yes
PMC Pharmacy Services, LLC	Yes
RCH Capital, Inc.	No
Southwest Pharmacies, Inc.	Yes

SCHEDULE 5.13

Post-Closing Lien Searches

Entities

Lone Star Pharmacy, Ltd.

Pharmastat Transport, Ltd.

SCHEDULE 6.01

Existing Indebtedness

Capital lease for IT equipment to Presido - balance as of 04/28/2011 $800,824.96

SCHEDULE 6.02

Existing Liens

Capital lease for IT equipment to Presido - balance as of 04/28/2011 $800,824.96

SCHEDULE 6.04

Existing Investments

None.

SCHEDULE 6.10

Existing Restrictions

N/A

EXHIBIT A

(FORM OF) ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement dated as of May 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PharMerica Corporation, as the Borrower, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and the other parties thereto, the receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such Assignor’s outstanding rights and obligations under the facilities identified below, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Name of Assignor:

2.	Name of Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: PharMerica Corporation

4.	Administrative Agent: Citibank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of April [ ], 2011, among PharMerica Corporation, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent and the other parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Revolving Commitments/Loans	$	$	%
Term Loans	$	$	%

Effective Date: [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.]2

[1]	Set forth, to at least nine decimals, as a percentage of Commitment/Loans of all Lenders thereunder.
[2]	To be included by non-Lender assignees.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

By:
Name:
Title:

The undersigned hereby consent to the within assignment:3

PHARMERICA CORPORATION,	CITIBANK, N.A.,
as Borrower,	as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

The undersigned hereby consent to the within assignment:4

[ ],	[ ],
as Issuing Bank,	as Swingline Lender,

By:	By:
Name:	Name:
Title:	Title:

[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement. To be included in assignments involving Revolving Commitments/Loans.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Subsidiaries or any of their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Subsidiaries or any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

[FORM OF GUARANTEE AND COLLATERAL AGREEMENT]

[To be provided under separate cover]

EXHIBIT C

[FORM OF] PERFECTION CERTIFICATE

May 2, 2011

Reference is made to the Credit Agreement dated as of May 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PharMerica Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement or the Collateral Agreement referred to therein. The Borrower hereby certifies to the Collateral Agent and each other Secured Party as follows:

I.	Names.

A.	Set forth on Schedule 1 attached hereto in the column entitled “Legal Name” is the exact legal name of the Borrower and each of the Subsidiary Loan Parties, as such name appears in such entity’s certificate of incorporation, formation or like constitutive document.

B.	Set forth on Schedule 1 attached hereto in the column entitled “Type of Entity” is, next to the current legal name of such Person, the type of entity of the Borrower or any Subsidiary Loan Party.

C.	Set forth on Schedule 1 attached hereto in the column entitled “Other Legal Names” is, next to the type of entity of such Person, each other name that the Borrower or any Subsidiary Loan Party has had or used, including on any filings with the Internal Revenue Service, in the past five years, together with the date of the relevant change, if applicable.

D.	Except as set forth on Schedule 1 attached hereto in the column entitled “Changes in Identity or Corporate Structure,” none of the Borrower or any Subsidiary Loan Party has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, included in Schedule 1 is the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

E.	Set forth on Schedule 1 attached hereto in the column entitled “Organizational ID No.” is the organizational identification number, if any, issued by the jurisdiction of formation of the Borrower and each Subsidiary Loan Party that is a registered organization.

F.	Set forth on Schedule l attached hereto in the column entitled “FEIN” is the Federal Taxpayer Identification Number of the Borrower and each Subsidiary Loan Party.[5]

II.	Current Locations.

A.	The chief executive office of each Loan Party is located at the address set forth on Schedule 2 attached hereto in the column entitled “Location of Chief Executive Office.”

B.	The jurisdiction of formation of each Loan Party that is a registered organization is set forth on Schedule 2 attached hereto in the column entitled “State of Formation.”

C.	Set forth on Schedule 2 attached hereto in the column entitled “Other Persons Having Possession of Material Inventory” are the names and addresses of all Persons other than the applicable Loan Party that have possession of any material Inventory of such Loan Party.

III.	Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

IV.	Real Property. Except as described on Schedule 4 attached hereto, no Loan Party owns any Mortgaged Property.

[5]	Only necessary for entities organized in North Dakota and South Dakota.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first above written.

PHARMERICA CORPORATION,

By:
Name:
Title:

Perfection Certificate — Schedule 1

Legal Name	Type of Entity	Other Legal Name	Changes in Identity aor Corporate Structure	Organizational ID No.	FEIN

Perfection Certificate — Schedule 2

Company	Location of Chief Executive Office	State of Formation	Other Persons Having Possession of Material Inventory

Perfection Certificate — Schedule 3

Extraordinary Transactions

Perfection Certificate — Schedule 4

Real Property

EXHIBIT D-1

[FORM OF OPINION OF STITES & HARBISON, PLLC]

[To be provided under separate cover]

EXHIBIT D-2

[FORM OF OPINION OF HOLLAND & KNIGHT LLP]

[To be provided under separate cover]

EXHIBIT E

COMPLIANCE CERTIFICATE

This certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement, dated as of May 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PharMerica Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and the other parties thereto. Capitalized terms used and not otherwise defined herein have the meanings specified in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I am the [ ][6] of the Borrower.

2.	As of the date of this Certificate, no Default has occurred and is continuing.[7]

3.	[Except for those described in the below disclosures, no] [No] change in GAAP or in the application thereof has occurred.]

4.	The Borrower has provided all notices required to be provided under Sections 5.03 and 5.11 of the Credit Agreement.

5.	Set forth on Annex A hereto are the reasonably detailed calculations demonstrating compliance of the Borrower with Sections 6.12 and 6.13 of the Credit Agreement.

[6]	The Certificate must be provided by a Financial Officer of the Borrower.
[7]	If a Default has occurred and is continuing, specify the details thereof and any action taken or proposed to be taken with respect thereto.

The foregoing certifications, together with the computations set forth on Annex A hereto are made and delivered on this      day of             , 20[    ].

By:
Name: [ ]
Title: [ ]

ANNEX A

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yyyy] (the “Measurement Date”).

1.	Consolidated Net Income: (i) - (ii) =			$	[__,__,__	]

	(i)	the net income (or loss) of the Borrower and the Subsidiaries (for the period of four consecutive fiscal quarters of the Borrower ended on the Measurement Date) determined on a consolidated basis in accordance with GAAP:		$	[__,__,__	]

	(ii)	without duplication:

		(A)	the income of any Person (other than the Borrower) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or any of the Subsidiaries during such period:	$	[__,__,__	]

		(B)	the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (other than, in the case of any Material Acquisition, in connection with calculations required under the Credit Agreement to be made on a pro forma basis):	$	[__,__,__	]

2.	Consolidated EBITDA: (i) + (ii) - (iii)[8] =			$	[__,__,__	]

	(i)	Consolidated Net Income (from item 1. above):		$	[__,__,__	]

	(ii)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following:[9]		$	[__,__,__	]

		(A)	consolidated interest expense for such period:	$	[__,__,__	]

		(B)	consolidated income and franchise tax expense for such period:	$	[__,__,__	]

		(C)	all amounts attributable to depreciation and amortization for such period:	$	[__,__,__	]

		(D)	any noncash charges for such period (including, without limitation, any impairment charges or asset write-offs, purchase accounting adjustments and noncash charges attributable to stock options and other stock-based compensation)	$	[__,__,__	]

		(E)	any cash integration, merger and acquisition related costs and other charges (including, without limitation, any duplicative costs relating to consolidation of operations) in an amount not to exceed $15,000,000 in any period of four consecutive fiscal quarters (it being understood that unused amounts of the cap in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried

[8]

Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that represents (A) any net after-tax gains or losses attributable to any asset dispositions, other than dispositions of inventory or other dispositions in the ordinary course of business, (B) the effect of an accounting change on prior periods, (C) any net after-tax gains or losses from early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments, including any write-off of deferred financing costs, or (D) any net noncash gain or loss resulting from currency translation gains or losses relating to currency re-measurements of Indebtedness, in each case determined in accordance with GAAP.

[9]

Provided that any cash payment made with respect to any noncash charges or losses added back in computing Consolidated EBITDA for any earlier period pursuant to this clause (ii) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

		over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against the cap for such fiscal year before giving effect to any carryover)):	$	[__,__,__	]

	(F)	any cash extraordinary charges incurred during such period:	$	[__,__,__	]

	(G)	any cash or accrued fines, penalties or settlements accrued or paid for such period relating to any Governmental Authority or other regulatory body in connection with any alleged regulatory violations or noncompliance and related costs and expenses, including legal costs, in an aggregate amount not to exceed $10,000,000:	$	[__,__,__	]

	(H)	any compensation, benefits, remuneration, fees, expenses and payments of any kind or nature, in an amount not to exceed $12,000,000 accrued or paid for the six month period that precedes the effectiveness of the Short Cycle Dispensing Requirements, relating to training and preparation or any personnel, employees, independent contractors or consultants (including, without limitation, temporary or leased employees or staffing services and contract labor) the hiring or retention of which is deemed necessary or desirable by the Borrower and its Subsidiaries in order to comply with such requirements:	$	[__,__,__	]

	(I)	any cash or noncash charges pertaining to Earn-Out Obligations incurred for such period:	$	[__,__,__	]

(iii)	without duplication and to the extent included in determining such Consolidated Net Income:

	(A)	any noncash credits or income relating to downward adjustments to prior estimates of Earn-Out Obligations:	$	[__,__,__	]

	(B)	any extraordinary gains or noncash gains for such period, all determined on a consolidated basis in accordance with GAAP:	$	[__,__,__	]

3.	Consolidated Funded Indebtedness: (i) - (ii) - (iii) - (iv) =			$	[__,__,__	]

	(i)	the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which is actually funded and outstanding at such time, whether or not such amount is due or payable at such time:		$	[__,__,__	]

	(ii)	any Earn-Out Obligation unless and only to the extent that both (A) all conditions to payment have been satisfied and (B) such Earn-Out Obligation is then due and payable:		$	[__,__,__	]

	(iii)	non-compete or consulting obligations incurred in connection with Permitted Acquisitions:		$	[__,__,__	]

	(iv)	the portion of Indebtedness of any Subsidiary that is not a wholly owned Subsidiary corresponding to the percentage of equity of such Subsidiary represented by Equity Interests not owned directly or indirectly by the Borrower (it being understood, however, that to the extent such Indebtedness is Guaranteed by the Borrower or any wholly-owned Subsidiary, such Indebtedness shall be included in Consolidated Funded Indebtedness):		$	[__,__,__	]

4.	Consolidated Cash Interest Expense: (i) - (ii) +/- (iii) =			$	[__,__,__	]

	(i)	the sum of the following:		$	[__,__,__	]

		(A)	the interest expense (excluding imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$	[__,__,__	]

		(B)	any interest accrued during such period that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:	$	[__,__,__	]

		(C)	any cash payments made during such period in respect of obligations referred to in clause (ii)(A) or (ii)(B) below that were amortized or accrued in a previous period:	$	[__,__,__	]

	(ii)	the sum of the following, in each case to the extent included in such consolidated interest expense for such period:		$	[__,__,__	]

		(A)	noncash amounts attributable to amortization or write-off of financing costs paid in a previous period:	$	[__,__,__	]

		(B)	noncash amounts attributable to (1) reserves taken in respect of tax positions in accordance with FASB Accounting Standards Codification No. 740 in respect thereof or (2) amortization of debt discounts or accrued interest payable in kind for such period:	$	[__,__,__	]

		(C)	up-front fees and expenses incurred in connection with the incurrence or proposed incurrence of any Indebtedness:	$	[__,__,__	]

		(D)	any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document:	$	[__,__,__	]

		(E)	annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder:	$	[__,__,__	]

	(iii)	plus (in the case of a gain) or minus (in the case of a loss) mark-to-market gains or losses in respect of Hedging Agreements:		$	[__,__,__	]

5.	Leverage Ratio: ( (i) - (ii) ) / (iii) =			$	[__,__,__	]

	(i)	Consolidated Funded Indebtedness (from item 3. above):		$	[__,__,__	]

	(ii)	the aggregate amount (but not in excess of $45,000,000) of unrestricted cash and cash equivalents owned by the Loan Parties on such date free and clear of all Liens (other than Liens created under the Loan Documents, Liens constituting Permitted Encumbrances (other than Permitted Encumbrances of the type referred to in clause (c) or (d) of the term “Permitted Encumbrances” ) or other nonconsensual Liens arising as a matter of law):		$	[__,__,__	]

	(iii)	Consolidated EBITDA (from item 2. above):		$	[__,__,__	]

6.	Interest Coverage Ratio: ( (i) - (ii) ) / (iii) =			$	[__,__,__	]

(i)	Consolidated EBITDA (from item 2. above):	$	[__,__,__	]

(ii)	amounts attributable to depreciation and amortization for such period:	$	[__,__,__	]

(iii)	Consolidated Cash Interest Expense (from item 4. above):	$	[__,__,__	]